As Filed With the Securities and Exchange Commission on September 11, 2007

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

STIFEL FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1273600 (I.R.S. Employer Identification Number)
501 North Broadway St. Louis, Missouri (Address of principal executive offices)	63102 (Zip Code)

______________________

STIFEL FINANCIAL CORP. 2007 INCENTIVE STOCK PLAN

DAVID M. MINNICK, ESQ.

General Counsel

Stifel Financial Corp.

501 North Broadway

St. Louis, Missouri  63102

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 342-2000

______________________

Copy to:

ROBERT M. LAROSE, ESQ.

Thompson Coburn LLP

One US Bank Plaza, Suite 3500

St. Louis, Missouri  63101

(314) 552-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.15 par value	1,200,000 shares	$51.26	$61,512,000	$1,888.42

 (1)      Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Section 457(c) and 457(h)(1), based upon the average of the high and low sale prices of common stock, $0.15 par value, of the Registrant as reported on the New York Stock Exchange on September 10, 2007.

______________________

EXPLANATORY NOTE

The undersigned Registrant hereby files this Registration Statement on Form S‑8 (this "Registration Statement") to register 1,200,000 shares of Stifel Financial Corp. (the "Company") common stock, $0.15 par value per share (the "Common Stock"), for issuance to participants under the Stifel Financial Corp. 2007 Incentive Stock Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Stifel Financial Corp. 2007 Incentive Stock Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

            The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(i)         The Company's Annual Report on Form 10-K, except for Items 8 and 15, for the year ended December 31, 2006, filed with the SEC on March 16, 2007, as amended by the Company's Annual Report on Form 10-K/A for the year ended December 31, 2006, filed on June 28, 2007;

(ii)        The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007, filed on May 15, 2007 and August 9, 2007, respectively;

(iii)       The Company's Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders filed on April 30, 2007;

(iv)       The Company's Definitive Proxy Statement for the special meeting of Shareholders filed on May 22, 2007;

(v)        The Company's Current Reports on Form 8-K filed on January 9, 2007, March 1, 2007, April 5, 2007, July 5, 2007, and August 13, 2007, and Current Reports on Form 8-K/A filed on January 12, 2007, March 6, 2007, and May 7, 2007;

(vi)       All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2006; and

            (vii)      The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed on April 29, 1987, and any amendment or report filed for the purposes of updating such description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.  Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

            Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 4.  Description of Securities.

            Not required.

Item 5.  Interests of Named Experts and Officers.

             Not applicable.

Item 6.  Indemnification of Directors and Officers.

             The following is a summary of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL").

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders.

Expenses incurred in defense of any action, suit or proceeding may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

The Company's Certificate of Incorporation provides generally that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.4 of the Registrant's Amended and Restated By-Laws provides for indemnification by the Registrant of each person who is or was a director, officer or employee of the Registrant (or is or was serving as a director, officer or employee of any other enterprise at the request of the Registrant) to the full extent authorized by law. Certain of the directors also have indemnification agreements with the Registrant which provide for indemnification to the full extent permitted by the Delaware General Corporation Law or by any amendment thereof or any other statutory provisions authorizing or permitting indemnification.

In addition, the DGCL and the Company's bylaws authorize the Company to purchase insurance for the Company's directors and officers insuring them against certain risks as to which the Company may be unable lawfully to indemnify them. The Company has purchased insurance coverage for its directors and officers as well as insurance coverage to reimburse the Company for potential costs of corporate indemnification of the Company's directors and officers.

Item 7.  Exemption from Registration Claimed.

             Not applicable.

Item 8.  Exhibits.

             See Exhibit Index on page 9 hereof.

Item 9.  Undertakings.

             (a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 11, 2007.

                                                        STIFEL FINANCIAL CORP.

                                                        By  /s/ Ronald J. Kruszewski

                                                              Ronald J. Kruszewski

                                                              Chairman of the Board, President,

Chief Executive Officer and Director

POWER OF ATTORNEY

            Each person whose signature appears below hereby constitutes and appoints David M. Minnick, Esq. and Ronald J. Kruszewski, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Stifel Financial Corp. 2007 Incentive Stock Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ronald J. Kruszewski Ronald J. Kruszewski	Chairman of the Board, President, Chief Executive Officer, and Director (Principal Executive Officer)	September 11, 2007
/s/ James M. Zemlyak James M. Zemlyak	Senior Vice President, Chief Financial Officer, Treasurer, and Director (Principal Financial and Accounting Officer)	September 11, 2007
/s/ Robert J. Baer Robert J. Baer	Director	September 11, 2007
/s/ Bruce A. Beda Bruce A. Beda	Director	September 11, 2007
/s/ Charles A. Dill Charles A. Dill	Director	September 11, 2007
/s/ John P. Dubinsky John P. Dubinsky	Director	September 11, 2007
/s/ Richard F. Ford Richard F. Ford	Director	September 11, 2007
/s/ Frederick O. Hanser Frederick O. Hanser	Director	September 11, 2007
/s/ Richard J. Himelfarb Richard J. Himelfarb	Director	September 11, 2007
/s/ Robert E. Lefton Robert E. Lefton	Director	September 11, 2007
/s/ Scott B. McCuaig Scott B. McCuaig	Director	September 11, 2007

Signature	Title	Date
/s/ Thomas P. Mulroy Thomas P. Mulroy	Director	September 11, 2007
/s/ James M. Oates James M. Oates	Director	September 11, 2007
/s/ Ben A. Plotkin Ben A. Plotkin	Director	September 11, 2007
/s/ Joseph A. Sullivan Joseph A. Sullivan	Director	September 11, 2007
/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director	September 11, 2007

EXHIBIT INDEX

Exhibit No.
4.1

Restated Certificate of Incorporation, as amended, of the Company filed with the Secretary of State of Delaware on May 31, 2001, incorporated herein by reference to Exhibit 3.(a) to the Company's Quarterly Report on Form 10-Q (Registration File No. 001-9305) for the quarterly period ended June 30, 2001.

4.2	Amended and Restated By-Laws of the Company, incorporated herein by reference to Exhibit 3.(b)(1) to the Company's Annual Report on Form 10-K (File No. 1-9305) for the fiscal year ended July 30, 1993.
4.3	Registration Rights Agreement dated February 28, 2007 of the Company, incorporated herein by reference to the Company's Current Report on Form 8-K/A (File No. 1-9305) filed on March 6, 2007.
5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page hereto).
99.1

Stifel Financial Corp. 2007 Incentive Stock Plan, filed as Annex I to the Company's definitive Proxy Statement on Schedule 14A for the 2007 Annual Meeting of Stockholders (File No. 001-09305) filed May 22, 2007 and incorporated herein by reference.

 EXHIBIT 5.1

[LETTERHEAD OF THOMPSON COBURN LLP]

September 11, 2007

Stifel Financial Corp.

501 North Broadway

St. Louis, Missouri 63102

Re:      Registration Statement on Form S-8 for 1,200,000 Shares of Stifel Financial Corp. Common Stock, $0.15 par value, for issuance under the Stifel Financial Corp. 2007 Incentive Stock Plan (the "Plan").

 Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on September 11, 2007, by Stifel Financial Corp., a Delaware corporation (the "Company"), pertaining to the proposed issuance by the Company of up to 1,200,000 shares of the Company's common stock, $0.15 par value (the "Shares"), pursuant to the Plan, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation, as amended, Amended and Restated By-Laws, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

Very truly yours,

 /s/ Thompson Coburn LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and management's report on the effectiveness of internal control over financial reporting dated June 28, 2007 appearing in the Annual Report on Form 10-K/A of Stifel Financial Corp. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

September 10, 2007

EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Stifel Financial Corp. of our report dated April 19, 2007, relating to the consolidated financial statements of Ryan Beck Holdings, Inc., which appears in Stifel Financial Corp.'s Current Report on Form 8-K/A dated May 4, 2007.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 11, 2007